Exhibit 10.52

AMENDED AND RESTATED

SHARED SERVICES AGREEMENT

This Amended and Restated Shared Services Agreement, (the “Agreement”), effective as of April 1, 2002 (the “Effective Date”) is entered into by and between WorldTravel Partners I, L.L.C. (“WT”) and TRX, Inc. (“TRX”).

WHEREAS, TRX desires to engage WT to provide certain services and WT desires to accept such engagement; and

WHEREAS, this Agreement amends and restates that certain Shared Services Agreement entered into by and between WT and WorldTravel Technologies, LLC, a wholly owned subsidiary of TRX, dated November 1,1999 (the “Original Agreement”).

NOW, THEREFORE, in consideration of the premises and of the promises and agreements hereinafter set forth, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. The Services.

1.1 Services. WT agrees to provide various services as set forth on Exhibit A (the “Services”) to TRX under the terms and conditions provided herein. The individuals who provide the Services will be referred to as “WT Personnel.”

1.2 Additional Services. TRX may desire that * WT will provide such Additional Services as TRX may reasonably request, upon such terms and conditions (including compensation terms) as are mutually agreed to in writing between the parties, which written agreement shall be attached to this Agreement and incorporated herein by reference. Exhibit A shall be amended to reflect any such Additional Services. In no event shall WT be obligated to perform any Additional Services, including any Additional Services that would cause it to be in conflict with any law, rule or regulation, or any internal WT policy. TRX shall not resell the Services or Additional Services provided hereunder to any third party without the prior written consent of WT.

1.3 Changes. The occurrence of (i) any event or transaction which significantly increases or decreases the size or nature of the operations of TRX that affects the scope, manner, nature or quantity of the Services or Additional Services or (ii) any change in any laws, rules or regulations that affects the scope, manner, nature or quantity of the Services or Additional Services shall be considered a change in the scope of services, and WT and TRX agree to negotiate in good faith the fees payable to WT. TRX shall be responsible for its proportionate amount (as determined in good faith by the parties) of any fees, costs or expenses WT incurs from any third party as a direct result of any change set forth in (i) or (ii) above. WT shall have no obligation to commence work in connection with any change of the type described in either clause (i) or (ii) above until the fee impact of such change is agreed upon by the parties in writing. Each such change shall be documented in a CHANGE ORDER REQUEST ADDENDUM in the form attached hereto as Exhibit C. If the parties are unable to agree upon a

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mutually acceptable adjustment, the matter shall be handled in accordance with the Section 9 (Dispute Resolution).

1.4 Prior Approval by TRX of TRX-Related Commitments. In the event WT must incur any costs or expenses on behalf of TRX in the performance of the Services hereunder that (i) is outside of the normal course of dealings hereunder and (ii) which individually or in the aggregate exceed * any twelve (12) month period, WT shall obtain TRX’s prior written consent for such expense. Additionally, WT shall not enter into any contractual arrangements on behalf of TRX that exceed twelve (12) months without TRX’s prior written consent. It is understood, however, that the foregoing shall not restrict WT in providing the Services in accordance with WT’s normal policies and procedures.

2. Personnel. WT and TRX are not joint employers of the WT Personnel for any purpose under this Agreement. WT will determine how to staff its Services and Additional Services under this Agreement. WT reserves the right to assign the personnel to perform the Services and Additional Services and to replace or reassign such employees. WT Personnel may rotate between this engagement and other engagements of WT.

3. TRX Responsibilities. WT’s performance is dependent upon TRX’s timely and effective performance of TRX’s responsibilities under this Agreement and TRX’s timely decisions and approvals. The responsibilities and obligations of TRX under and pursuant to this Agreement include, but are not limited to, the following:

3.1 Providing WT with complete and accurate information required by WT to perform its Services and Additional Services in a timely manner and ensuring that all such information provided by TRX to WT contains no material omissions, and is updated on a prompt and continuous basis;

3.2 Making available, promptly after requested by WT, management decisions, approvals, acceptances and such other information and assistance desired or required by WT to perform its obligations under this Agreement;

3.3 Establishing and maintaining TRX’s policies (including finance, accounting and management information system policies) and an effective overall system of internal controls;

3.4 Making TRX’s relevant employees available to and causing them to communicate with WT and WT Personnel during business hours as WT may reasonably request; and

3.5 Providing WT with access to TRX’s personnel who are ultimately responsible for supervising the Services (the “Supervisor(s)”) at such times as WT may reasonably request. WT shall report to TRX’s Supervisor(s) with respect to the performance of its obligations under this Agreement.

4. Payments.

4.1 *

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4.3 Late Payment Charges. TRX shall pay a late payment charge, computed on a daily basis at the monthly rate of 1.5%, for any amounts not paid when due. Should a dispute arise over an invoice, TRX shall immediately pay the undisputed portion of the invoice and promptly pay the disputed portion (or applicable part thereof) if and when the dispute is resolved in WT’s favor.

4.4 Taxes. In addition to the other charges payable under this Agreement, TRX shall be solely responsible for the payment of any taxes and duties based upon the facilities, assets and Services, any Additional Services and/or products provided by WT, exclusive of any taxes based upon WT’s income. Both parties shall take all reasonable steps to minimize taxes, which might be assessed on either party based on the parties’performance hereunder.

5. Term and Termination.

5.1 Term. The term of this Agreement will begin on the Effective Date and will continue until the latter of (a) January 1, 2006, or (b) the date that this Agreement expires following the extension of its term (unless terminated sooner in accordance with this Agreement).

5.2 Extension and Renewal. Unless terminated earlier, if at least six months prior to the January 1, 2006, the parties have not agreed to a written Amendment extending this Agreement, this Agreement shall, unless either party provides notice of its desire not to renew, automatically renew for an additional one (1) year term commencing on January 1, 2006 on the same terms and conditions.

5.3 Termination for Cause.

5.3.1 Either party may terminate this Agreement and the rights granted herein if the other party breaches any of the provisions of this Agreement and (i) fails to remedy such breach within forty-five (45) days after receiving written notice thereof, or (ii) provided the breach does not relate to a monetary obligation, fails to (a) commence a good faith action to remedy such breach within five (5) days after receiving written notice thereof, and (b) diligently pursue such action to conclusion.

5.3.2 Should either party (1) make a general assignment for the benefit of creditors; (2) institute proceedings to be adjudicated a voluntary bankrupt; (3) consent to the

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filing of a petition of bankruptcy against it; (4) be adjudicated by a court of competent jurisdiction as being bankrupt or insolvent; (5) seek reorganization under any bankruptcy act; (6) consent to the filing of a petition seeking such reorganization; or (7) have a decree entered against it by a court of competent jurisdiction appointing a receiver, liquidator, trustee, or assignee in bankruptcy or in insolvency covering all or substantially all of such party’s property or providing for the liquidation of such party’s property or business affairs; then, in any such event, the other party, at its option and without prior notice, may terminate this Agreement effective immediately.

5.4 Termination for Convenience. This Agreement may be terminated by either party upon at least 180 days prior written notice to the other.

5.5 Partial Termination. TRX may terminate this Agreement as to one or more of the covered Services without terminating as to the remainder of the Services. In the event of such partial termination, the Monthly Charge shall be adjusted to reflect the deletion of the terminated Services. Notwithstanding the foregoing, WT shall not be required to terminate any existing agreement or contract it is a party to and TRX shall remain liable for its proportionate amount (as determined in good faith by the parties) of any associated costs, expenses and fees directly related to said agreements and contracts (which are attributable to TRX) despite any such partial termination(s).

5.6 Outstanding Obligations. Termination of this Agreement for any reason shall not relieve or release either party from any rights, liabilities or obligations which it has accrued prior to the date of such termination and shall be in addition to all other rights and remedies either party shall have available to it under this Agreement or by law or in equity.

5.7 Obligation To Minimize Damages. Both parties shall have an obligation to take such steps as may be reasonably necessary to minimize damages to the parties on termination, including, but not limited to, minimizing all contractual obligations that but for the existence of this Agreement, neither party would have entered into.

6. Nonsolicitation and Confidentiality. The terms of Section 15, “Non-Solicitation and Confidentiality,” of the Master Agreement (the “Master Agreement”) entered into by and between the parties as of January 1, 2002, shall be deemed incorporated herein and made a part hereof. For the purposes of this Agreement, the term “Services” in Section 15.1 of the Master Agreement shall mean the Services and Additional Services, as defined in this Agreement. The terms of Section 15 of the Master Agreement shall apply to any and all Proprietary Information exchanged or obtained as a result of the transactions contemplated by this Agreement. All terms and conditions of this Agreement shall also be deemed Proprietary Information as defined therein. Without limiting the foregoing, the terms and conditions of this Agreement shall not be disclosed to any third party (except to either party’s attorneys and accountants on a need-to-know basis, or as required by law) without the prior written consent of the other party. The parties further agree that the Recipient shall not use the Proprietary Information for any purpose other than as contemplated and authorized under this Agreement or the Master Agreement, unless otherwise expressly authorized by the Owner. Terms used in this Section 6 and not defined in this Agreement shall have the meaning set forth in the Master Agreement. The parties further agree that in the event that there is a conflict between the terms and conditions of this Agreement and the Master Agreement with respect to Proprietary Information, the terms of the Master Agreement shall control.

7. Representations, Warranties and Disclaimers.

7.1 Capacity, Authorization and Effect of Agreement. Each party hereby represents and warrants to the other that:

7.1.1 Such party has all requisite power and authority to execute this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized and approved by such party, and this Agreement is a valid and binding agreement of such party enforceable in accordance with its terms;

7.1.2 The execution and delivery of this Agreement by such party, and the consummation by such party of the transactions contemplated herein, will not breach or violate the organizational documents or any material contract, agreement, instrument, judgment, law or license which is applicable to such party, or to which such party is bound; and

7.1.3 No consent, approval or authorization of, or notice to, any governmental or regulatory authority or agency is required to be obtained by such party in connection with its execution, delivery and performance of this Agreement.

7.2 Accuracy of Information. TRX warrants that all information (whether written or oral) and materials given or made available by TRX to WT will be current, complete and accurate and shall not omit to state any material fact. TRX warrants that it will update such information on a prompt and continuous basis. WT’s ability to perform acceptably under this Agreement is expressly conditioned and contingent upon the foregoing warranty. WT warrants that it shall use best efforts to meet or exceed the service performance levels set under this Agreement, including, but not limited to, accuracy and timeliness of information.

7.3 Third-Party Consents. TRX warrants that it has obtained all third-party consents and security clearances that are needed to enable WT to have access (on-site and remote) to all third-party products and assets to be utilized by WT in providing the Services, including, without limitation, all consents needed for WT to access and use any applicable TRX systems, hardware and software.

7.4 Backup Plan. WT represents that it has a backup plan in place consistent with industry standards to recover all data and information necessary for the performance of the Services hereunder in the event of a failure of WT’s computer systems and/or functionality in such a manner as to adversely impact WT’s standard operating procedures.

7.5 Resale of Services. TRX shall not resell the Services or Additional Services provided hereunder to any third party without the prior written consent of WT.

7.6 DISCLAIMERS. THE WARRANTIES SET FORTH IN THIS CLAUSE ARE THE PARTIES’ ONLY WARRANTIES CONCERNING THE SERVICES, ARE MADE EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES AND REPRESENTATIONS,

EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR OTHERWISE, AND ARE SUBJECT TO THE LIMITATIONS ON LIABILITY SET FORTH HEREIN.

8. Limitation of Liability and Indemnification.

8.1 Limitation of Liability.

8.1.1 NEITHER WT, TRX NOR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS, WILL BE LIABLE TO THE OTHER FOR ANY CLAIMS OR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF SERVICES OR ADDITIONAL SERVICES PROVIDED UNDER THIS AGREEMENT OR A BREACH OF THE AGREEMENT, WHETHER SUCH DAMAGES OR CLAIMS ARE BASED ON BREACH OF WARRANTY OR CONTRACT, NEGLIGENCE, STRICT LIABILITY, TORT, PRODUCTS LIABILITY OR OTHERWISE.

8.1.2 IN NO EVENT WELL EITHER PARTIES’ LIABILITY FOR ANY DAMAGES OR INJURIES TO THE OTHER PARTY HEREUNDER *, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, NEGLIGENCE, STRICT LIABILITY, TORT, PRODUCTS LIABILITY OR OTHERWISE.

8.2 Mutual Indemnification. Each party (the “Indemnifying Party”) shall indemnify, defend and hold the other party and its officers, directors, agents and employees (each, an “Indemnified Party”) harmless from and against any and all liabilities, damages, losses, expenses, claims, demands, suits, fines or judgments, including reasonable attorneys’ fees, and costs and expenses incidental thereto, which may be suffered by, accrued against, charged to or recoverable from the Indemnified Party, arising out of or resulting from claims of bodily injury, loss, claim or damage or physical destruction of property and any claims of third parties arising out of the Indemnifying Party’s negligent performance of this Agreement and/or any material breach of this Agreement by the Indemnifying Party, its officers, directors, agents, employees and subcontractors.

8.3 Conditions of Indemnification. To receive the foregoing indemnities, the Party seeking indemnification must promptly notify the other in writing of a claim or suit and provide reasonable cooperation (at the indemnifying party’s expense) and full authority to defend or settle the claim or suit. Neither party shall have any obligation to indemnify the other under any settlement made without its written consent.

9. Dispute Resolution.

9.1 Initial Procedures. The parties shall make all reasonable efforts to resolve all disputes without resorting to litigation. If a dispute arises between the parties, Tim Severt, on behalf of TRX, and Mark Judson, on behalf of WT (each, an “Operational Representative”) will attempt to reach an amicable resolution. If either Operational Representative determines that an amicable resolution cannot be reached, such Operational Representative shall submit such dispute in writing to Tripp Davis, on behalf of TRX and Mike Buckman, on behalf of WT (each, a “Management Representative”), who shall use their best efforts to resolve the matter or to

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negotiate an appropriate modification or amendment to this Agreement, if necessary. The Operational Representatives and the Management Representatives are named by each party and may be changed upon written notification to the other party.

9.2 Escalation. Except as otherwise provided in Section 5 of this Agreement, neither party shall be permitted to exercise any other remedies until the later of (i) the date that either Management Representative concludes in good faith that an amicable resolution of the dispute through continued negotiation is unlikely, or (ii) sixty (60) days following the date that both parties have notified a Management Representative pursuant to Section 9.1.

9.3 Arbitration. If the parties are unable to reach a resolution of any matter within the negotiation procedures outlined herein, the unresolved disputes concerning this Agreement shall be submitted to arbitration before an arbitrator agreed upon by the parties, or, if the parties cannot agree upon an arbitrator within thirty (30) days, to an arbitrator appointed by the American Arbitration Association. The site of the arbitration shall be Atlanta, Georgia, and the arbitration shall be conducted under the rules then prevailing of the American Arbitration Association. The arbitrator may award attorney’s fees and costs as part of his award. The award of the arbitrator shall be binding and may be entered as a judgment in any court of competent jurisdiction.

10. Miscellaneous.

10.1 WT-Developed Software. Any software developed by WT in providing Services or Additional Services is outside the scope of this Agreement and therefore, absent written agreement to the contrary, will be the property of WT.

10.2 TRX-Owned Data. TRX shall be the exclusive owner of all data (“Data”) created in connection with the Services or Additional Services.

10.3 Binding Nature and Assignment; Subcontract. This Agreement shall be binding on and inure to the benefit of the parties and their respective successors and assigns. Neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld.

10.4 Notices. Any notice given pursuant to this Agreement is to be in writing and delivered personally or sent by certified mail, return receipt requested, or by air express, return receipt requested, to the individuals shown below, or to such other persons or addresses as the parties may designate in a notice conforming with the requirements of this Section. Any such notice, when delivered in the manner aforesaid, shall be deemed given on the earlier of the date of receipt or three (3) days following its delivery.

TRX:	Tim Severt
Executive Vice President, Administration 6 W. Druid Hills Road Atlanta, Georgia 30329

WT:	*
Senior Vice President, Administration 1055 Lenox Park Boulevard, Suite 400 Atlanta, Georgia 30319

10.5 Relationship of Parties. WT is acting as an independent contractor in providing its services. WT Personnel shall remain WT’s employees for all purposes including but not limited to determining responsibility for all payroll-related obligations. WT shall at all times be responsible for supervising, directing and coordinating the professional responsibilities and duties of all WT Personnel in respect of their performance of all services under this Agreement. WT Personnel are not intended to be “leased employees” as that term is defined under the Internal Revenue Code. Except as otherwise expressly provided in this Agreement, WT does not undertake to perform any obligations of TRX whether regulatory or contractual or to assume any responsibility for the management of TRX”s business.

10.6 Headings. The Section headings used herein are for convenience only and shall not affect the interpretation hereof.

10.7 Force Majeure. The parties shall not be liable for any default, loss, damage, delay, nonperformance or other irregularities (other than delays in payment), or any indirect or consequential damages resulting therefrom, due to any act of God, weather, or other phenomenon of nature, mechanical difficulties, war, terrorism, civil disobedience, strikes or an act of governmental authority that are beyond their control and that are not due to their acts or omissions

10.8 Severability. If any provision of this Agreement is found to be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.9 Waiver. No delay or omission by either party to exercise any right or power under this Agreement or pursuant to applicable law shall impair such right or power or be

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construed as a waiver thereof. A waiver by any party of any covenant or breach shall not be construed to be a waiver of any other covenant or succeeding breach.

10.10 Publicity. All media releases, public announcements and public disclosures by either party relating to this Agreement, including, without limitation, promotional or marketing material, but not including any disclosure required by legal, accounting or regulatory requirements, shall be approved by the parties prior to such release.

10.11 Entire Agreement. This Agreement constitutes the entire agreement between the parties regarding the Services and supersedes all prior agreements and understandings including the Original Agreement. No amendment, modification, waiver or discharge of this Agreement shall be valid unless in writing and signed by authorized representatives of both parties.

10.12 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia without giving effect to the conflict of law principle thereof.

10.13 Multiple Counterparts. This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one Agreement.

10.14 Third-Party Claims. This Agreement has been entered into for the sole benefit of TRX and WT, and in no event shall any third-party beneficiaries be created thereby.

10.15 Survival. The terms of this Agreement, where the context or meaning indicate, shall survive termination of this Agreement, including, without limitation, Sections 4 (Payments), 5 (Term and Termination), 6 (Confidentiality), 7 (Representations, Warranties, and Disclaimers), 8 (Limitation of Liability and Indemnification), 9 (Dispute Resolution) and 10 (Miscellaneous).

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TRX, INC.		WORLDTRAVEL PARTNERS I, L.L.C.

By:	/s/ Timothy J. Severt	By:	/s/ Mark W. Judson
Name:	Timothy J. Severt	Name:	Mark W. Judson
Title:	EVP, Administration	Title:	SVP-Administration

EXHIBIT A

SERVICES

HUMAN RESOURCES

At the election of TRX, WT shall provide:

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*

*

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VENDORS

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*

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MATERIAL SUPPLIERS

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TRAVEL

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EXECUTIVE MANAGEMENT

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LEASES

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ii

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EXHIBIT B

Shared Services

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EXHIBIT C

CHANGE ORDER REQUEST ADDENDUM